Exhibit 99.1

FOR IMMEDIATE RELEASE Tuesday, July 13, 2017	CONTACT: Nathan A. Eifert Vice President 717-747-1520 (office) 717-880-0829 (mobile)

CODORUS VALLEY BANCORP, INC. ANNOUNCES

BOARD RETIREMENT AND APPOINTMENTS

YORK, PA – Codorus Valley Bancorp, Inc. (Nasdaq: CVLY), parent company of PeoplesBank, a Codorus Valley Company, today announced that D. Reed Anderson, Esq., has retired from his role as Vice Chairman and Lead Director of the Boards of both companies. Mr. Anderson has reached the mandatory retirement age as set forth in the Corporation’s bylaws, having served as a director of both the Corporation and the Bank since 1994 and as Vice Chairman and Lead Director since 2015.

“For more than two decades, our companies have benefited greatly from Reed’s wise counsel, jovial personality, and generous spirit,” said Larry J. Miller, President and CEO of Codorus Valley Bancorp, Inc. “We will certainly miss his presence on our boards and thank him for his commitment to our shareholders, clients, and the communities we serve.” As an Attorney with the York-based Stock and Leader firm, Mr. Anderson plans to continue to advise individual and business clients throughout the York community in the areas of real estate, zoning, estate planning and administration, and general civil law.

In connection with Mr. Anderson’s retirement, the Boards of Directors of both companies made several appointments.

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Harry R. Swift, Esq., a current member of both Boards, was appointed Vice Chairman and Lead Director. Mr. Swift has served as a director of both the Corporation and the Bank since 2012. He was employed with the Corporation and Bank as General Counsel from 1997 until his retirement in 2013, and he also served at various times as Executive Vice President, Secretary, Chief Operating Officer and Cashier of PeoplesBank. Prior to his employment with the Bank, Mr. Swift was in private practice, providing representation to the financial services industry, and has a combined 30 years of experience in the banking industry.

Jeffrey R. Hines, P.E., was appointed Chairman of both the Compensation and Corporate Governance/Nominating Committees. Mr. Hines has served as a member of both boards since 2011. He is currently the President and Chief Executive Officer of The York Water Company and is actively involved in leadership roles with many civic and charitable organizations.

In addition, John W. Giambalvo, Esq., a member of the PeoplesBank, A Codorus Valley Company board since January 2017, was also appointed to the Codorus Valley Bancorp, Inc. board. Mr. Giambalvo will be filling the unexpired term of retiring Director Anderson. Mr. Giambalvo currently serves as President and Chief Executive Officer of the Jack Giambalvo Motor Co. and has over 20 years of experience in the auto industry.

ABOUT CODORUS VALLEY BANCORP, INC.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, a Codorus Valley Company. In addition to a full range of business and consumer banking services, the company also offers mortgage banking, wealth management, and real estate settlement services through a network of financial centers located in York, Cumberland, and Lancaster Counties in Pennsylvania and in Baltimore, Harford, and Carroll Counties and Baltimore City in Maryland. Additional information can be found on the Bank’s website at www.peoplesbanknet.com. Codorus Valley Bancorp, Inc.’s Common Stock is listed on the Nasdaq Capital Market under the symbol CVLY.

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